Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

ARMSTRONG WORLD INDUSTRIES, INC.

AND

ARMSTRONG FLOORING, INC.

DATED AS OF APRIL 1, 2016

- i -

- ii -

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of April 1, 2016 (this “Transition Services Agreement”), is by and between Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Flooring, Inc., a Delaware corporation (“AFI”).

R E C I T A L S:

WHEREAS, the board of directors of AWI (the “AWI Board”) has determined that it is in the best interests of AWI to separate AWI’s flooring business from its ceilings (building products) business, creating two independent industry-leading publicly traded companies;

WHEREAS, in furtherance of the foregoing, the AWI Board has determined that it is in the best interests of AWI to separate the AFI Business from the AWI Business (the “Separation”) and, following the Separation, to make a distribution of all of the outstanding AFI Shares owned by AWI to holders of AWI Shares, on a pro rata basis (the “Distribution”);

WHEREAS, to effectuate the Separation and the Distribution, AWI and AFI have entered into a Separation and Distribution Agreement, dated as of March 11, 2016 (the “Separation and Distribution Agreement”);

WHEREAS, in furtherance of the foregoing, as provided in the Separation and Distribution Agreement, the AWI Board has adopted and approved a Plan of Division (the “Plan of Division”) to effect the separation of the AFI Business from the AWI Business by means of a division pursuant to the applicable provisions of the Pennsylvania Entity Transactions Law (the “Division”), pursuant to which AWI will divide into AWI, which will be the dividing association and retain the assets and liabilities related primarily to the AWI Business, and AFI Intermediate Co., a Pennsylvania corporation created by, and resulting from, the Division, which will be allocated the assets and liabilities related primarily to the AFI Business (“AFI Division Sub”), in each case as set forth in the Plan of Division;

WHEREAS, after the Division Effective Time, AFI Division Sub will merge with and into AFI, with AFI surviving the merger as a wholly-owned subsidiary of AWI (the “Merger”), on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, to be entered into after the Division Effective Time by and between AFI and AFI Division Sub (the “Merger Agreement”); and

WHEREAS, to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Transition Services Agreement to set forth the terms pursuant to which each of the Parties shall provide Services to the other Party for a transitional period.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Transition Services Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Transition Services Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority.

“Additional Services” shall have the meaning set forth in Section 2.01(b).

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, for purposes of this Transition Services Agreement, (a) no member of the AFI Group shall be deemed to be an Affiliate of any member of the AWI Group and (b) no member of the AWI Group shall be deemed to be an Affiliate of any member of the AFI Group.

“AFI” shall have the meaning set forth in the Preamble.

“AFI Business” shall mean (a) the business, operations and activities of the Resilient Flooring and the Wood Flooring segments of AWI conducted at any time prior to the Division Effective Time by either Party or any of their current or former Subsidiaries and (b) except for the Retained Legacy Matters (as defined in the Separation and Distribution Agreement)(which are expressly excluded from the AFI Business), any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.2 to the Separation and Distribution Agreement.

“AFI Division Sub” shall have the meaning set forth in the Recitals.

“AFI Group” shall mean AFI and each Person that is a Subsidiary of AFI.

“AFI Historical Financial Data” shall mean financial Information to the extent related to the AFI Business prior to the Distribution Effective Date and contained within the SAP Database, including internal statements of cash flows with respect to distributions, contributions or other transfers of cash or other funds, general ledger accounts, customer payment history, customer claims and audits, invoices and inventory information.

“AFI SAP Personnel” shall mean those AFI personnel that AFI has identified in writing to AWI and require access to the AFI Historical Financial Data to perform their duties as it relates to the AFI Business.

“AFI Shares” shall mean the shares of common stock, par value $0.0001 per share, of AFI.

“Ancillary Agreement” shall mean all agreements (other than the Separation and Distribution Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by the Separation and Distribution Agreement, including this Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Trademark License Agreement, the Transition Trademark License Agreement, the Lease Agreement and the Transfer Documents (each as defined in the Separation and Distribution Agreement).

“AWI” shall have the meaning set forth in the Preamble.

“AWI Board” shall have the meaning set forth in the Recitals.

“AWI Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Distribution Effective Time by either Party or any member of its Group, other than the AFI Business.

“AWI Group” shall mean AWI and each Person that is a Subsidiary of AWI (and expressly excluding AFI and any other member of the AFI Group).

“AWI Historical Financial Data” shall mean financial Information to the extent related to the AWI Business prior to the Effective Date and contained within the SAP Database, including internal statements of cash flows with respect to distributions, contributions or other transfers of cash or other funds, general ledger accounts, customer payment history, customer claims and audits, invoices and inventory information.

“AWI Shares” shall mean the shares of common stock, par value $0.01 per share, of AWI.

“Cause” shall mean, with respect to any employee of any member of the AFI Group, and solely for purposes of Section 2.02(e), (a) engaging by the employee in gross misconduct that is demonstrably and materially injurious to AFI or the AFI Group, (b) the employee’s commission of a felony or crime involving moral turpitude, (c) engaging by the employee in fraud, theft or misappropriation of funds with respect to AFI or the AFI Group, or (d) the employee’s material violation of the AFI code of conduct.

“Charge” and “Charges” have the meaning set forth in Section 2.03.

“Confidential Information” means all Information that is either confidential or proprietary.

“Dispute” shall have the meaning set forth in Section 9.16.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the AWI Board in its sole and absolute discretion.

“Distribution Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Division” shall have the meaning set forth in the Recitals.

“Division Effective Time” shall mean the time of the filing of a Statement of Division with the Department of Statement of the Commonwealth of Pennsylvania pursuant to Section 366 of the Pennsylvania Entity Transactions Law and in accordance with the Plan of Division.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on such Party’s behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on such Party’s behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the AFI Group or the AWI Group, as the context requires.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Interest Payment” shall have the meaning set forth in Section 4.02.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Level of Service” shall have the meaning set forth in Section 2.02(c).

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, settlements, sanctions, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses, costs, taxes, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Minimum Service Period” means the period commencing on the Distribution Date and ending on the six-month anniversary of the Distribution Date.

“Parties” means the parties to this Transition Services Agreement.

“Pennsylvania Entity Transactions Law” means the Entity Transactions Law of the Commonwealth of Pennsylvania, 15 Pa.C.S. §311 et seq.

“Person” shall mean an individual, a corporation, a general or limited partnership, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Division” shall have the meaning set forth in the Recitals.

“Prime Rate” means the then published prime interest rate upon unsecured loans charged by JP Morgan Chase Bank (or any successor thereto) on loans of 90 days.

“Provider” means, with respect to any Service, the Party identified on Schedule 1 hereto as the “Provider” of such Service.

“Provider Indemnitees” shall have the meaning set forth in Section 7.03.

“Recipient” means, with respect to any Service, the Party receiving such Service hereunder.

“Recipient Indemnitees” shall have the meaning set forth in Section 7.04.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SAP Database” shall mean the financial applications in the SAP enterprise resource planning and data management systems utilized by AWI Finance personnel in the performance of their duties as of the date hereof.

“SAP Database Access Period” means a period of one year, commencing on the Effective Date.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Service Period” means, with respect to any Service, the period commencing on the Distribution Date and ending on the earlier of (a) the date that a Party terminates the provision of such Service pursuant to Section 5.02 and (b) the date set forth on Schedule 1 with respect to such Service.

“Services” shall have the meaning set forth in Section 2.01.

“Subsidiary” shall mean, with respect to any Person, any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability company or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) in the case of a partnership, is a general partner, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement entered into as of the date hereof by and between AWI and AFI and/or one or more members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), the sum of (a) any and all costs, fees and expenses (other than any severance or retention costs) payable to a Third Party by the Provider of such Service principally because of the early termination of such Service; provided, however, that the Provider shall use commercially reasonable efforts to minimize any costs, fees or expenses payable to any Third Party in connection with such early termination of such Service and credit any such reductions against the Termination Charges payable by the Recipient; and (b) any additional severance and retention costs, if any, because of the early termination of such Service that the Provider of such terminated Service incurs to employees who had been retained primarily to provide such terminated Service (it being agreed that the costs set forth in this clause (b) shall only be the amount, if any, in excess of the severance and retention costs that such Provider would have paid to such employees if the Service had been provided for the full period during which such Service would have been provided hereunder but for such early termination).

“Third Party” shall mean any Person other than the Parties or any of their Affiliates.

“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.

“Trademark License Agreement” shall mean the Trademark License Agreement entered into on the date hereof by and between AWI and AFI and/or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Transition Committee” shall mean the transition committee established pursuant to the Separation and Distribution Agreement to be responsible for monitoring and managing all matters related to the transactions contemplated by the Separation and the Distribution Agreement, this Transition Services Agreement and the other Ancillary Agreements.

“Transition Services Agreement” shall have the meaning set forth in the Preamble.

“Transition Trademark License Agreement” shall mean the Transition Trademark License Agreement entered into on the date hereof by and between AWI and AFI and/or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

ARTICLE II

SERVICES

Section 2.01 Services.

(a) Commencing as of the Distribution Effective Time, the Provider agrees to provide, or to cause one or more members of its Group to provide, to the Recipient, or any members of the Recipient’s Group, the applicable services (the “Services”) set forth on Schedule 1 hereto, in each case for the applicable Service Period set forth on Schedule 1 hereto.

(b) At any time after the Distribution Effective Time and during the term of this Transition Services Agreement, either Party may request that the other Party provide or cause its Group to provide additional services hereunder (the “Additional Services”) by providing written notice of such request, it being understood that, unless such Additional Services are included on Schedule 1 hereto as pre-approved Additional Services, the Party that receives such request may in its sole discretion decline to provide such requested Additional Services. If a Provider undertakes to provide the Additional Services, upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, AWI and AFI shall supplement in writing the Services set forth on Schedule 1 hereto to include such Additional Services. Except where the context otherwise indicates or requires, any such Additional Services shall be deemed to be “Services” under this Agreement.

Section 2.02 Performance of Services.

(a) The Provider shall perform, or shall cause one or more members of its Group to perform, all Services to be provided by the Provider in a manner that is based on its past practice and that is substantially similar in all material respects to the analogous services provided by or on behalf of AWI or any of its Subsidiaries to AWI or its applicable functional group or Subsidiary prior to the Distribution Effective Time.

(b) Nothing in this Transition Services Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall use commercially reasonable efforts to promptly advise the Recipient of such potential violation, and the Provider and the Recipient will mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing contract or agreement with a Third Party to allow the Provider to perform, or cause to be performed, all Services to be provided by the Provider hereunder in accordance with the standards set forth in this Section 2.02. Unless otherwise agreed in writing by the Parties, all reasonable and documented out-of-pocket costs and expenses (if any) incurred by any Party or any member of its Group in connection with obtaining any such Third Party consent that is required to allow the Provider to perform or cause to be performed such Services shall be divided proportionately between the Provider and the Recipient in accordance with such Parties’ respective utilization of such Services at such time. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, or the performance of such Service by the Provider would constitute a violation of any applicable Law, the Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(c) The Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided to AWI or its applicable functional group or Subsidiary during the 12-month period immediately before the date of this Transition Services Agreement (collectively referred to as the “Level of Service”). Without limiting the generality of the foregoing, but subject to Section 2.02(e), the Provider shall not be required to maintain the employment of any specific employee(s), hire additional employees or third-party service providers or purchase, or purchase, lease or license any additional equipment, software or other assets or properties in order the provide the Services hereunder. If the Recipient requests that the Provider perform or cause to be performed any Service in a manner that exceeds the Level of Service, then the Parties shall cooperate and act in good faith to determine whether the Provider will be required to provide such requested higher Level of Service. If the Parties determine that the Provider shall provide the requested higher Level of Service, then such higher Level of Service shall be documented in a written agreement signed by the Parties, which may be an amendment or addendum to this Transition Services Agreement. Each amended section of

Schedule 1 hereto, as agreed to in writing by the Parties, shall be deemed part of this Transition Services Agreement as of the date of such written agreement and the Level of Service increases set forth in such written agreement shall be deemed a part of the “Services” provided under this Transition Services Agreement, in each case subject to the terms and conditions of this Transition Services Agreement.

(d) (i) Neither the Provider nor any member of its Group shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Recipient and the members of its Group, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02 OR SECTION 7.04, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT THE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(e) AFI shall not, and shall cause each member of the AFI Group not to, terminate the employment of any employee of any member of the AFI Group to be included on a list of employees to be agreed to by the Parties, other than for Cause, in each case during the term of the applicable Service Period set forth on Schedule 1 hereto for which such employee is providing Services hereunder.

(f) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Transition Services Agreement. No Party shall knowingly take any action in violation of any such applicable Law.

Section 2.03 Charges for Services. The Recipient shall pay the Provider of the Services a fee (either one-time or recurring) for such Services (or category of Services, as applicable) (each fee constituting a “Charge” and, collectively, “Charges”), which Charges shall be agreed to by the Parties from time to time. During the term of this Transition Services Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed to by the Parties, (b) any adjustments due to a change in Level of Service requested by the Recipient and agreed upon by the Provider, and (c) any adjustment in the rates or charges imposed by any Third Party provider that is providing Services (proportional to the respective use of such Services by each Party). Together with any invoice for Charges, the Provider shall provide the Recipient with reasonable documentation, including any additional documentation reasonably requested by the Recipient to the extent that such documentation is in the Provider’s or its Group’s possession or control, to support the calculation of such Charges.

Section 2.04 Changes in the Performance of Services. Subject to the performance standards for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c), the Provider may make changes from time to time in the manner of performing the Services if the Provider is making similar changes in performing analogous services for itself and if the Provider furnishes to the Recipient reasonable prior written notice (in content and timing) of such changes. No such change shall materially adversely affect the timeliness or quality of the applicable Service. If any such change by the Provider reasonably requires the Recipient to incur an increase in costs and expenses of at least five percent (5%), in the aggregate, in order to continue to receive and utilize the applicable Services in the same manner as the Recipient was receiving and utilizing such Service prior to such change, the Provider shall be required to reimburse the Recipient for all such reasonable increase in costs and expenses. Upon request, the Recipient shall provide the Provider with reasonable documentation, including any additional documentation reasonably requested by the Provider to the extent such documentation is in the Recipient’s or its Group’s possession or control, to support the calculation of such increase in costs and expenses.

Section 2.05 Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Provider to the Recipient (or its designee).

Section 2.06 Subcontracting. A Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Transition Services Agreement; provided, however, that (a) such Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to the Provider and (b) such Provider shall in all cases remain primarily responsible for all of its obligations under this Transition Services Agreement with respect to the scope of the Services, the performance standard for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c) and the content of the Services provided to the Recipient. Subject to the confidentiality provisions set forth in Article VI, each Party shall, and shall cause their respective Affiliates to, provide, upon thirty (30) days’ prior written notice from the other Party, any Information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and the Provider and other supporting documentation; provided, further, that each Party shall make no more than one such request during any calendar quarter.

ARTICLE III

OTHER ARRANGEMENTS

Section 3.01 Access.

(a) AFI shall, and shall cause the members of the AFI Group to, allow AWI and the members of the AWI Group and their respective Representatives reasonable access to the facilities of the AFI Group that is necessary for the AWI Group to fulfill their obligations under this Transition Services Agreement. In addition to the foregoing right of access, AFI shall, and shall cause the AFI Group to, afford AWI, the members of the AWI Group and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of AFI and the members of the AFI Group as reasonably necessary for AWI to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by AFI or the members of the AFI Group, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of AFI or any member of the AFI Group and (ii) in the event that AFI determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids each of such harm and consequence. AWI agrees that all of its and the AWI Group’s employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of AFI or a member of the AFI Group, or when given access to any facilities, Information, systems, infrastructure or personnel of AFI or a member of the AFI Group, conform to the policies and procedures of AFI and the members of the AFI Group, as applicable, concerning health, safety, conduct and security which are made known or provided to AWI from time to time.

(b) AWI shall, and shall cause the members of the AWI Group to, allow AFI and the AFI Group and their respective Representatives reasonable access to the facilities of AWI and the members of the AWI Group that is necessary for AFI and the AFI Group to fulfill their obligations under this Transition Services Agreement. In addition to the foregoing right of access, AWI shall, and shall cause the members of the AWI Group to, afford AFI, the AFI Group and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of AWI and the members of the AWI Group as reasonably necessary for AFI to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by AWI or the members of the AWI Group, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of AWI or any of the members of the AWI Group and (ii) in the event that AWI determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids each of such harm and consequence. AFI agrees that all of its and the members of the AFI Group’s employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of AWI or the property of the member of the AWI Group, or when given access to any facilities, Information, systems, infrastructure or personnel of AWI or a member of the AWI Group, conform to the policies and procedures of AWI and the members of the AWI Group, as applicable, concerning health, safety, conduct and security which are made known or provided to AFI from time to time.

Section 3.02 Access to SAP Database.

(a) Access. AWI shall provide AFI SAP Personnel reasonable access (subject to restrictions set forth in Section 3.02(b)), to the SAP Database during the SAP Database Access Period, insofar as such access is reasonably required by AFI to access and use the AFI Historical Financial Data solely as it relates to the conduct of the AFI Business (including any searches for specific AFI Historical Financial Data and the making of copies thereof).

(b) Access Requirements. Without limiting the confidentiality provisions set forth in Article VI below and any other restrictions contained in this Agreement, AFI shall, and shall cause the AFI SAP Personnel, to (i) use the SAP Database with reasonable care and only in the ordinary course of business and in the manner and for the purposes for which it is intended, (ii) establish commercially reasonable internal controls to prevent unauthorized access, use, modification or dissemination of the SAP Database and AWI Historical Financial Information, (iii) not use any AWI Historical Financial Data for any reason without prior written consent of AWI, (iv) not alter, change or add data or entries that would impact AWI or the AWI Historical Financial Data in any way, and (v) not grant any Third Party access to the SAP Database or AWI Historical Financial Data contained therein without prior written consent from AWI. AFI shall, and shall cause the AFI Group to, afford AWI, the members of the AWI Group and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the AFI SAP Personnel, facilities, systems, infrastructure and other personnel of AFI and the members of the AFI Group as reasonably necessary for AWI to verify the adequacy of internal controls over the SAP Database and AWI Historical Financial Data. AFI shall follow any reasonable guidelines or directions provided by AWI with respect to the access and use of the SAP Database.

(c) Ownership. AWI Historical Financial Data shall remain the property of AWI, and AFI Historical Financial Data shall remain the property of AFI. Each Party acknowledges that the SAP Database may include Information owned by another Party or a member of another Party’s Group and not related to it or its Business, including sensitive financial information. Each Party agrees, subject to requirements of applicable Law that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and handled in accordance with Article VI. AWI, in its capacity as operator of the SAP Database, shall take commercially reasonable measures in connection with such access and related activities to preserve the integrity and confidentiality of the SAP Database and the Information contained therein, including the AFI Historical Financial Data.

(d) Destruction. Notwithstanding the obligations set forth in Section 6.02, both Parties acknowledge and agree that following the end of the SAP Database Access Period and in accordance with AWI’s records management policies and procedures, AWI shall use commercially reasonable efforts to (i) purge the AFI Historical Financial Data from the SAP Database, or (ii) if such purging is not practicable, encrypt or otherwise make unreadable or inaccessible such AFI Historical Financial Data.

ARTICLE IV

BILLING; TAXES

Section 4.01 Procedure. Charges for the Services shall be charged to and payable by the Recipient. Amounts payable pursuant to this Transition Services Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to the Provider (as directed by the Provider), on a monthly basis, which amounts shall be due within thirty (30) days after the Recipient’s receipt of each such invoice, including reasonable documentation pursuant to Section 2.03. All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.

Section 4.02 Late Payments. Charges not paid when due pursuant to this Transition Services Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus one percent (1%) or the maximum rate under applicable Law, whichever is lower (the “Interest Payment”).

Section 4.03 Taxes. Without limiting any provisions of this Transition Services Agreement, the Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Transition Services Agreement, including all sales, use, value-added, and similar Taxes, but excluding Taxes based on the Provider’s net income. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Transition Services Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such Taxes that the Recipient is required by applicable Law to withhold and shall pay such Taxes to the applicable Taxing Authority.

Section 4.04 No Set-Off. Except as mutually agreed to in writing by AWI and AFI, no Party or any member of its Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Transition Services Agreement or (b) any other amounts claimed to be owed to the other Party or any of member of its Group arising out of this Transition Services Agreement.

ARTICLE V

TERM AND TERMINATION

Section 5.01 Term. This Transition Services Agreement shall commence at the Distribution Effective Time and shall terminate upon the earlier to occur of: (a) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Transition Services Agreement; (b) the mutual written agreement of the Parties to terminate this Transition Services Agreement in its entirety; and (c) 11:59 p.m., New York City time on December 31, 2017. Unless otherwise terminated pursuant to Section 5.02, this Transition Services Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service. To the extent that the Provider’s ability to provide a Service is dependent on the continuation of a specified Service, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

Section 5.02 Early Termination.

(a) Without prejudice to the Recipient’s rights with respect to Force Majeure, the Recipient may from time to time terminate this Transition Services Agreement with respect to the entirety of any individual Service:

(i) for any reason or no reason, upon the giving of at least thirty (30) days prior written notice to the Provider of such Service; provided, however, that, unless otherwise set forth on Schedule 1 with respect to such Service, such notice may not be delivered prior to the end of the Minimum Service Period; provided, further, that any such termination (x) may only be effective as of the last day of a month and (y) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 5.04; or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Transition Services Agreement with respect to such Service, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; provided, however, that any such termination may only be effective as of the last day of a month; provided, further, that the Recipient shall not be entitled to terminate this Transition Services Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.16) as to whether the Provider has cured the applicable breach.

(b) The Provider may terminate this Transition Services Agreement with respect to any individual Service, but not a portion thereof, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Transition Services Agreement relating to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider; provided, however, that any such termination may only be effective as of the last day of a month; provided, further, that the Provider shall not be entitled to terminate this Transition Services Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.16) as to whether the Recipient has cured the applicable breach. Schedule 1 hereto shall be updated to reflect any terminated Service.

Section 5.03 Interdependencies. The Parties acknowledge and agree that: (a) there may be interdependencies among the Services being provided under this Transition Services Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 5.02 and (ii) in the case of such termination, the Provider’s ability to provide a particular Service in accordance with this Transition Services Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist (and, in the case of such termination that the Provider’s ability to provide a particular Service in accordance with this Transition Services Agreement would be materially and adversely affected by such termination), the Parties shall negotiate in good faith to amend Schedule 1 hereto with respect to such termination of such impacted Service, which amendment shall be consistent with the terms of comparable Services.

Section 5.04 Effect of Termination. Upon the termination of any Service pursuant to this Transition Services Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the Recipient of such Service shall have no obligation to pay any future Charges relating to such Service; provided, however, that the Recipient shall remain obligated to the Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service, and (b) any applicable Termination Charges (which, in the case of each of clauses (a) and (b), shall be payable only in the event that the Recipient terminates any Service pursuant to Section 5.02(a)(i)). In connection with the termination of any Service, the provisions of this Transition Services Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Transition Services Agreement, Article I, this Article V, Article VII and Article IX, all confidentiality obligations under this Transition Services Agreement and Liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.

Section 5.05 Information Transmission. The Provider, on behalf of itself and the members of its Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by the Provider for the benefit of the Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) the Provider shall not have any obligation to provide, or cause to be provided, Information in any nonstandard format, (b) the Provider and the members of its Group shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) the Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.

ARTICLE VI

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01 AWI and AFI Obligations. Subject to Section 6.04, until the five (5)-year anniversary of the Distribution Date, each of AWI and AFI, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to AWI’s Confidential Information pursuant to policies in effect as of the Distribution Effective Time, all Confidential Information concerning the other Party or the members of its Group or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Group members or their respective Representatives at any time pursuant to this Transition Services Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information has been (a) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of its Group or any of their respective Representatives in violation of this Transition Services Agreement; (b) later lawfully acquired from other sources by such Party or any of member of its Group, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) independently developed or generated without reference to or use of the Confidential Information of the other Party or any member of its Group. If any Confidential Information of a Party or any member of its Group is disclosed to the other Party or any member of its Group in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

Section 6.02 No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 6.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (whom shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 6.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Transition Services Agreement or any other Ancillary Agreements, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

Section 6.03 Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Transition Services Agreement.

Section 6.04 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of its Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01 Limitations on Liability.

(a) SUBJECT TO SECTION 7.02, THE LIABILITIES OF THE PROVIDER AND ITS GROUP MEMBERS AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS TRANSITION SERVICES AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS TRANSITION SERVICES AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS TRANSITION SERVICES AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID AND PAYABLE TO SUCH PROVIDER BY THE RECIPIENT PURSUANT TO THIS TRANSITION SERVICES AGREEMENT FOR FULL SERVICE PERIOD FOR SUCH SERVICE.

(b) IN NO EVENT SHALL EITHER PARTY, THE MEMBERS OF ITS GROUP OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS TRANSITION SERVICES AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, THE MEMBERS OF ITS GROUP AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c) The limitations in Section 7.01(a) and Section 7.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article VI, (ii) either Party’s obligations under Section 7.03 or 7.04, or (iii) the gross negligence, willful misconduct or fraud of or by the Party to be charged.

Section 7.02 Obligation to Re-Perform; Liabilities. In the event of any breach of this Transition Services Agreement by the Provider with respect to the provision of any Services which the Provider can reasonably be expected to re-perform in a commercially reasonable manner, the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Section 7.01, reimburse the Recipient and the members of its Group and Representatives for Liabilities attributable to such breach by the Provider. Any request for re-performance in accordance with this Section 7.02 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one month from the later of (x) the date on which such breach occurred and (y) the date on which such breach was reasonably discovered by the Recipient.

Section 7.03 Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Transition Services Agreement or any other Ancillary Agreement, the Recipient shall indemnify, defend and hold harmless the Provider, the members of the Provider’s Group and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from the Provider’s furnishing or failing to furnish the Services provided for in this Transition Services Agreement, other than (a) Third Party Claims arising out of the gross negligence, willful misconduct or fraud of any Provider Indemnitee and (b) as set forth in Section 2.02(b).

Section 7.04 Provider Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Transition Services Agreement or any other Ancillary Agreement, but subject to the limitations set forth in Section 7.01 of this Transition Services Agreement, the Provider shall indemnify, defend and hold harmless the Recipient, the members of the Recipient’s Group and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from the sale, delivery, provision or use of any Services provided by such Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from the Provider’s gross negligence, willful misconduct or fraud.

Section 7.05 Indemnification Procedures. The procedures for indemnification set forth in Sections 4.5, 4.6 and 4.7 of the Separation and Distribution Agreement shall govern claims for indemnification under this Transition Services Agreement.

ARTICLE VIII

TRANSITION COMMITTEE

Section 8.01 Establishment. Pursuant to the Separation and Distribution Agreement, a Transition Committee is to be established by AWI and AFI to, among other things, monitor and manage matters arising out of or resulting from this Transition Services Agreement. Without limiting the generality of the foregoing, each Party shall cause each member of the Transition Committee who is an employee, agent or other Representative of such Party to work in good faith to resolve any Dispute arising out of or relating in any way to this Transition Services Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Mutual Cooperation. Each Party shall, and shall cause the members of its Group to, cooperate with the other Party and the members of its Group in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or the members of its Group, and, provided, further, that this Section 9.01 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Transition Services Agreement or otherwise agreed to in writing by the Parties.

Section 9.02 Further Assurances. Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Transition Services Agreement and the transactions contemplated hereby.

Section 9.03 Audit Assistance. Each of the Parties and the members of their respective Groups are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or the members of their Groups under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or a member of its Group exercises its right to examine or audit such Party’s or a member of its Group’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 9.04 Title to Intellectual Property. Except as expressly provided for under the terms of this Transition Services Agreement, the Separation and Distribution Agreement, the Trademark License Agreement or the Transition Trademark License Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by the Provider, by reason of the provision of the Services hereunder. The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the Provider, and the Recipient shall reproduce any such notices on any and all copies thereof. The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.

Section 9.05 Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Transition Services Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees.

Section 9.06 Counterparts; Entire Agreement; Corporate Power.

(a) This Transition Services Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Transition Services Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) AWI represents on behalf of itself and, to the extent applicable, each of the members of the AWI Group, and AFI represents on behalf of itself and, to the extent applicable, each of the members of the AFI Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Transition Services Agreement and to consummate the transactions contemplated hereby; and

(ii) this Transition Services Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Transition Services Agreement (whether executed by manual, stamp or mechanical signature) by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Transition Services Agreement. Each Party expressly adopts and confirms each such stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Transition Services Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.07 Governing Law. This Transition Services Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.08 Assignability. This Transition Services Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Transition Services Agreement without the express prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Transition Services Agreement or any of the other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Transition Services Agreement or any such other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

Section 9.09 Third-Party Beneficiaries. Except as provided in Article VII with respect to the Provider Indemnitees in their capacities as such, (a) the provisions of this Transition Services Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Transition Services Agreement and this Transition Services Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Transition Services Agreement.

Section 9.10 Notices. All notices, requests, claims, demands or other communications under this Transition Services Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.10):

If to AWI (prior to the Distribution Effective Time), to:

Armstrong World Industries, Inc.

P.O. Box 3001

Lancaster PA 17604

Email: MAHershey@armstrong.com

Attention: General Counsel

and

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Email: Peter.Atkins@skadden.com

   Eric.Cochran@skadden.com

Attention: Peter A. Atkins

    Eric L. Cochran

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Email: Steven.Daniels@skadden.com

Attention: Steven J. Daniels

If to AFI, to:

Armstrong Flooring, Inc.
P.O. Box 3025
Lancaster, PA 17604
Email: Csparisi@armstrongflooring.com
Attention: General Counsel

with a copy (prior to the Distribution Effective Time) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email:	Peter.Atkins@skadden.com
Eric.Cochran@skadden.com

Attention:	Peter A. Atkins
Eric L. Cochran

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
920 N. King Street
Wilmington, DE 19801
Email: Steven.Daniels@skadden.com
Attention: Steven J. Daniels

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.11 Severability. If any provision of this Transition Services Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.12 Force Majeure. No Party shall be deemed in default of this Transition Services Agreement for any delay or failure to fulfill any obligation hereunder (other than the obligation to pay money) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance (other than the obligation to pay money) shall be extended for a period equal to the time lost by reason of the delay unless this Transition Services Agreement has previously been terminated under Article V or under this Section 9.12. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Transition Services Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any Third Party) unless this Transition Services Agreement has previously been terminated under Article V or this Section 9.12. The Recipient shall be (i) relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) if the delay or failure in providing such Services because of a Force Majeure shall continue to exist for more than thirty (30) consecutive days (it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider).

Section 9.13 Headings. The Article, Section and Paragraph headings contained in this Transition Services Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Transition Services Agreement.

Section 9.14 Survival of Covenants. Except as expressly set forth in this Transition Services Agreement, the covenants, representations and warranties and other agreements contained in this Transition Services Agreement, and Liability for the breach of any obligations contained herein, shall survive the Distribution Effective Time and shall remain in full force and effect thereafter.

Section 9.15 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Transition Services Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Transition Services Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.16 Dispute Resolution. In the event of any controversy, dispute or claim (a “Dispute”) (i) arising out of or relating to any Party’s rights or obligations under this Transition Services Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Transition Services Agreement (including the interpretation or validity of this Transition Services Agreement) and (ii) that is not resolved by the Transition Committee after a reasonable period of time, such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

Section 9.17 Specific Performance. Subject to Section 9.16, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this

Transition Services Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Transition Services Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, the Parties shall continue to provide Services and honor all other commitments under this Transition Services Agreement during the course of dispute resolution pursuant to the provisions of Section 9.16 and this Section 9.17 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Transition Services Agreement.

Section 9.18 Amendments. No provisions of this Transition Services Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.19 Interpretation. In this Transition Services Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Transition Services Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Transition Services Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Transition Services Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Transition Services Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Lancaster, Pennsylvania; (i) references herein to this Transition Services Agreement or any other agreement contemplated herein shall be deemed to refer to this Transition Services Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Transition Services Agreement, all references to “the date hereof,” “the date of this Transition Services Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to April 1, 2016.

Section 9.20 Mutual Drafting. This Transition Services Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Transition Services Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed by their duly authorized representatives.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Brian L. MacNeal
	Name:	Brian L. MacNeal
	Title:	Authorized Officer

ARMSTRONG FLOORING, INC.

By:	/s/ John W. Thompson
	Name:	John W. Thompson
	Title:	Authorized Officer

[Signature Page to Transition Services Agreement]

Schedule 1

Transition Services

See attached

TSA - Schedule 1

Service Provider: Armstrong World Industries, Inc.

Service Recipient: Armstrong Flooring, Inc.

UNITED STATES & CANADA SERVICES

Finance 12 months	• BPO Outsource Provider Support • Reconciliation of Misallocated Accounts Receivable and Accounts Payable • Accounts Receivable Export Support • Tax Support

Manufacturing 12 months	• Sample Testing Support

Digital Marketing 9 months	• Website Support • Lead Generation Support • User Experience Support

Information Technology 6-12 months, varies by area (unless noted)	General	• SAP Ecosystem Application Access and Usage • Non-SAP Application Access and Usage • Project Support • IT Outsource Provider Support

	Finance	• SAP Ecosystem Application Support • Non-SAP Application Support • Consultation Services / Support

	Procurement/ Plant Maintenance	• SAP Procurement / Plant Maintenance Security

	Human Resources	• SAP Ecosystem Application Support • Consultation Services / Support

	Plant Manufacturing Systems	• SAP Ecosystem Application Support • Non-SAP Application Support • Consultation Services / Support

	Business Analytics	• Analytics Application Support

	CRM and Workgroup App	• IT Management Systems Application Development and Support • Sales Application Development and Support • Consultation Services / Support – Workgroup Apps

	Supply Chain	• Consultation Services / Support – Supply Chain

	Sales and Distribution	• Consultation Services / Support – Sales and Distribution • SAP Sales and Distribution Programs, Configuration, and Interfaces

	Integration	• Consultation Services / Support - Integration

	Web 21 months	• Legacy Website Support & Maintenance • Website Project Technical Support • Other Web Application Support and Maintenance

	Vendor Management	• Vendor Management and Contract Separation Support

	Asset Management	• Software/Hardware Maintenance Processing Support • Asset Discovery Support • Hardware Refresh Process Support (for PCs) • Mobile Device Management Support

	Client Computing	• Infrastructure Client – Desktop Support and Client Management

UNITED STATES & CANADA SERVICES (continued)

Information Technology (continued)	Infrastructure 21 months	• Storage, Backup • Database • Network – LAN, WAN, Internet, Security • SAP Basis, Security

	Cyber Security	• Tools / Threat Management • Network Security

CHINA SERVICES

Information Technology 15 months	• Travel Management Application Usage and Support • IT Project Support & Management Service

Service Provider: Armstrong Flooring, Inc.

Service Recipient: Armstrong World Industries, Inc.

UNITED STATES & CANADA SERVICES

Finance 12 months

•    BPO Outsource Provider Support

•    Tax Support

•    Payroll Services

•    Time & Labor Processing Access, Application Support and Configuration

•    SAP Access – Payroll Processing, Benefits Administration Services for Payroll Processing

Digital Marketing 6 months	• Website Support • Digital Marketing Tool & Analytics Support

Information Technology 6-12 months, varies by area (unless noted)	General	• Project Support
	Finance	• Consultation Services / Support

	Procurement/ Plant Maintenance	• SAP Procurement/ Programs, Configurations, Interfaces • Consultation Services / Support

	Human Resources	• SAP Ecosystem Application Support • Non-SAP Application Support • Consultation Services / Support

	Plant Manufacturing Systems	• Non-SAP Application Support • Consultation Services / Support

	Business Analytics	• Analytics Application Support • SAP Analytics Platform

	CRM and Workgroup App	• IT Management Systems Application Development and Support • Consultation Services / Support – Workgroup Apps

	Supply Chain	• Consultation Services / Support – Warehouse Management

	Sales and Distribution	• Consultation Services / Support – Sales and Distribution • SAP Sales and Distribution Programs, Configuration, and Interfaces

	Integration	• Consultation Services / Support - Integration

	Web 21 months	• Content Management System Support and Maintenance • Web Database Architecture and Maintenance

	Asset Management	• Asset Discovery Support

	Infrastructure	• Servers, Scheduling • Tape Management, Storage, Backup • Database • Network – LAN • Telecommunications • SAP Basis, Security

	Cyber Security	• General Support

CHINA SERVICES

Information Technology 9 months	• ERP Ecosystem Application Usage and Support • Engineering Design Application Usage and Support • Infrastructure Network – WAN, LAN and Internet • Website Hosting

Facilities 15 months	• China Facilities Rent

AUSTRALIA SERVICES

Information Technology 12 months	• ERP Ecosystems Application Usage and Vendor Support • IT Task, Break/Fix Support and Project Support Service • Infrastructure Server Hosting

Web

•    Legacy Website Support & Maintenance

•    Website Project Technical Support

•    Web Application Support and Maintenance

•    Content Management System Support and Maintenance

•    Web Database Architecture and Maintenance

•    Website Maintenance Coordination

•    Project Server Support & Maintenance

•    Web Middleware Support and Maintenance

Information Technology (continued)	Vendor Management	• Vendor Management and Contract Separation Support

	Asset Management	• Software/Hardware Maintenance Processing Support • Asset Discovery Support • Hardware Refresh Process Support (for PCs) • Mobile Device Management Support

	Client Computing	• Infrastructure Client – Desktop Support and Client Management • Infrastructure Client – Email and Calendar

	Infrastructure	• Windows Server • Scheduling • Tape Management • Linux Server • Storage, Backup • Database • Network – LAN, WAN, Internet, Security • Telecommunications • SAP Basis, Security

	Cyber Security	• General Support • Tools / Threat Management • Network Security

CHINA SERVICES

Information Technology

•    BPCS Ecosystem Application Usage and Support

•    Concur Application Usage and Support

•    AutoCAD Application Usage and Support

•    IT Project Support & Management Service

•    Infrastructure Network – WAN, LAN and Internet

•    Website Hosting

Facilities	• China Facilities Rent

AUSTRALIA SERVICES

Information Technology	• BPCS & Wilcomm Ecosystems Application Usage and Vendor Support • IT Task, Break/Fix Support and Project Support Service • Infrastructure iSeries Server Hosting